EXHIBIT 99.3

IA GLOBAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED

Exchange Rate		109.14	c	105.98	c
	Historical	Less		Historical
	IA Global, Inc.	Global		Global
	& Subsidiaries	Hotline, Inc.		Hotline, Inc.
	Unaudited	Unaudited		Unaudited	Pro Forma		Pro Forma
	6/30/2005	6/15/05-6/30/05		1/1/05-6/30/05	Adjustments		Combined
REVENUE	$14,409,900	$(892,918)		$6,002,206	-		$19,519,188

COST OF SALES	12,103,534	(426,961)		3,518,872	-		15,195,445

GROSS PROFIT	2,306,366	(465,957)		2,483,334	-		4,323,743

EXPENSES:
Selling, general and administrative	4,387,514	(670,482)		5,418,601	689,356	d	9,824,989
Total expenses	4,387,514	(670,482)		5,418,601	689,356		9,824,989

OPERATING LOSS	(2,081,148)	204,525		(2,935,267)	(689,356)		(5,501,246)

OTHER INCOME (EXPENSE):
Interest income	6,401	-		441	-		6,842
Interest expense	(41,386)	301		(9,115)	-		(50,200)
Other income	39,738	(583)		-	-		39,155
Foreign currency translation adjustment	(74,378)	-		-	-		(74,378)
Gain on sale of Fan Club Entertainment Co Ltd	99,349	-		-	-		99,349
Impairment loss on Inforidge Co Ltd	-	-		(52,890)	-		(52,890)
Total other income (expenses)	29,724	(282)		(61,564)	-		(32,122)

LOSS FROM CONTINUING OPERATIONS BEFORE
MINORITY INTERESTS AND INCOME TAXES	(2,051,424)	204,243	(2,996,831)	(689,356)	(5,533,368)

MINORITY INTERESTS	(376,864)	-	-	-	(376,864)

LOSS FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES	(1,674,560)	204,243	(2,996,831)	(689,356)	(5,156,504)

INCOME TAXES:
Current (benefit) provision	(651,427)	-	1,934	-	(649,493)
Deferred provision	-	-	-	-	-

NET LOSS FROM CONTINUING OPERATIONS	(1,023,133)	204,243	(2,998,765)	(689,356)	$(4,507,011)

Loss from discontinued operations	(412,010)	-	-	-	(412,010)

NET LOSS	$(1,435,143)	$204,243	$(2,998,765)	(689,356)	$(4,919,021)

Per share of Common-
Basic net loss per share from continuing operations	$(0.01)				(0.05)
Basic net loss per share from discontinued operations	(0.00)				(0.00)
Total basic net loss per share	$(0.02)				(0.05)

Diluted net loss per share from continuing operations	$(0.01)				(0.05)
Diluted net loss per share from discontinued operations	(0.00)				(0.00)
Total diluted net loss per share	$(0.02)				(0.05)

Weighted average shares of common stock outstanding	83,539,798	(1,229,508)	7,500,000		89,810,290
Weighted average shares of common stock and common
equivalent shares outstanding	83,539,798	(1,229,508)	7,500,000		89,810,290

EXHIBIT 99.2, 99.3

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(a)	The estimated purchase price and the preliminary adjustments to historical book value of Global Hotline as a result of the acquisition are as follow:

Purchase price:

Stock	$3,097,500	(1)

Net Liabilities Acquired (March 31, 2005):
Total Assets	3,343,163	(2)
Liabilities	(4,359,314)	(2)
Other comprehensive income	(22,486)

Net Liabilities	(1,038,637)
Purchase price in excess of net liabilities acquired	$ 4,136,137
Preliminary allocation of purchase price in excess of net liabiliites acquired:
Identifiable intangible assets	$ 4,136,137

(1)           Reflects 15,000,000 shares of its common stock at a value of $.207 per share, which was the average close price during the twenty days prior to the signing of the April 20, 2005 Share Exchange Agreement, or an aggregate value of $3,097,500.

(2)           Purchase allocation to tangible assets is a preliminary estimate made by management. The estimate assumes that historical values of tangible assets approximate fair value. The excess purchase over tangible assets is allocated to intangible assets. Management is currently reviewing the valuation of the intangible assets and it is subject to revision as a more detailed analysis is completed and additional information on the fair values of the assets and liabilities is available. Final purchase accounting adjustments may differ materially from the pro forma financial information.

(b)	To reflect the elimination of historical common stock and accumulated earnings of Global Hotline.

(c)

Translation of Foreign Currencies: The functional currency of Global Hotline’s operations is the Japanese yen. Assets and liabilities denominated in foreign currencies are translated at end-of-period exchange rates. Income, expenses and cash flows are translated using weighted-average exchange rates for the period. The resulting currency translation adjustments are reported in other comprehensive income. We include in earnings the realized currency exchange gains and losses resulting from transactions. Realized currency exchange gains and losses were immaterial during the period from inception to March 31, 2005.

(d)	To reflect the amortization of identifiable intangible assets over a 3 year life; amortization over 6 months (six month period) and over 6-1/2 months for twelve month period.